Exhibit 99.1
ANCESTRY.COM INC. REPORTS 2010 THIRD QUARTER
— Ancestry.com Subscriber Growth of 34% Year-Over-Year —
— Total Revenue Up 39% Year-Over-Year —
— Raises FY 2010 Outlook —
PROVO, Utah, October 28, 2010 — Ancestry.com Inc. (Nasdaq: ACOM), the world’s largest online family history resource, today reported financial results for the quarter ended September 30, 2010.
“Solid execution of our marketing initiatives and ongoing advancements in our core service offering are supporting the continued strength in subscriber gains that we’ve seen throughout the year both domestically and internationally, and we are again increasing our outlook for 2010,” said Tim Sullivan, Chief Executive Officer of Ancestry.com. “Our rapid growth is enabling us to continue investing in marketing, product improvement and talent, all of which are central to our growth strategy, and we are doing so without sacrificing delivery of outstanding financial performance.”
Ancestry.com Web Sites Highlights
•	Subscribers totaled 1,377,000 at the end of the third quarter of 2010, a 34% increase over the end of the third quarter of 2009 and a 5% increase over the end of the second quarter of 2010. The reported total subscribers and other subscriber related metrics do not include customers of Genline.se, which was acquired on July 15, 2010.

•	Gross Subscriber additions were 252,000 in the third quarter of 2010, a 58% increase over the third quarter of 2009 and a 13% decline from the second quarter of 2010, reflecting the continued success of marketing programs in the quarter and the difficult sequential comparison due to strong subscriber additions from the airing of Who Do You Think You Are? early in the second quarter.

•	Monthly Subscriber Churn[1] was 4.0% in the third quarter of 2010, compared to 3.6% in the third quarter of 2009 and 4.3% in the second quarter of 2010, due to the mix of monthly and annual subscribers and strong renewal rates in the quarter.

•	Subscriber acquisition cost[2] in the third quarter of 2010 was $81.58, compared to $70.55 in the third quarter of 2009 and $74.04 in the second quarter of 2010.

•	Average Monthly Revenue per Subscriber[3] in the third quarter of 2010 was $17.75, compared to $16.48 in the third quarter of 2009 and $18.02 in the second quarter of 2010.
Third Quarter 2010 Financial Highlights
•	Total revenue for the third quarter of 2010 was $79.3 million, an increase of 39.2% over $57.0 million in the prior year period, driven by growth in our core Ancestry.com Web sites revenues of 43.4%.

[1]	Monthly churn is a measure representing the number of subscribers that cancel in the quarter divided by the sum of beginning subscribers and subscriber additions during the quarter. To arrive at monthly churn, the results are divided by three.

[2]	Subscriber acquisition cost is external marketing and advertising expense, divided by gross subscriber additions in the quarter.

[3]	Average monthly revenue per subscriber is total subscription revenues earned in the quarter from subscriptions to the Ancestry.com Web sites divided by the average number of subscribers in the quarter, divided by three. The average number of subscribers for the quarter is calculated by taking the average of the beginning and ending number of subscribers for the quarter.

•	Operating income for the third quarter of 2010 was $19.3 million, compared to $7.9 million in the prior year period.

•	Adjusted EBITDA[4] for the third quarter of 2010 was $29.0 million, compared to $17.9 million in the third quarter of 2009. Adjusted EBITDA margin for the third quarter of 2010 was 36.6%, compared to 31.5% in the third quarter of 2009.

•	Interest expense was $2.2 million for the third quarter of 2010, including a one-time, non-cash charge of $1.3 million related to the termination of the company’s term loan on September 9, 2010. As a result of paying off the loan in full, the company has no outstanding debt. During the quarter, the company put in place a $100.0 million revolving credit facility.

•	Net income was $11.8 million, or $0.24 per fully diluted share, for the third quarter of 2010 compared to $4.0 million, or $0.10 per fully diluted share, in the third quarter of 2009.

•	Free cash flow[5] totaled $20.1 million in the third quarter of 2010 compared to $9.1 million in the prior year period.

•	Cash, cash equivalents, and short-term investments totaled $80.1 million as of September 30, 2010.
Recent Business Highlights
•	Acquired iArchives, Inc. and its branded Web site, Footnote.com, a leading American History Web site. The acquisition provides Ancestry.com with a complementary consumer brand, expanded content offerings, and enhanced digitization and image-viewing technologies.

•	Released Ancestry.com Family Tree Maker® 2011, an improved version of the world’s No. 1 selling family history software.

•	Extended the relationship with NBC for the second season of the “Who Do You Think You Are?” television series.

•	Acquired leading professional genealogy research firm, ProGenealogists, Inc., which specializes in genealogical, forensic and family history research.

•	Added several new important content collections, including U.S. Births and Marriages Collections and the English and Welsh National Probate Calendar from 1861 to 1941.
Business Outlook
The Company’s financial and operating expectations for the fourth quarter and full year 2010 are as follows:
       Fourth Quarter 2010
•	Revenue in the range of $80.0 to $82.0 million

•	Adjusted EBITDA in the range of $28.0 to $30.0 million

•	Ending subscribers of approximately 1,380,000
        Full Year 2010
•	Revenue in the range of $298 to $300 million (increased from the previously expected range of $290 to $295 million)

[4]	Adjusted EBITDA is defined as net income (loss) plus net interest (income) expense; income tax expense; non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and other (income) expense.

[5]	Free cash flow subtracts from adjusted EBITDA capitalization of content database costs, capital expenditures and cash paid for income taxes and interest expense.

•	Adjusted EBITDA in the range of $99 to $101 million (increased from the previously expected range of $93 to $97 million)

•	Ending subscribers of approximately 1,380,000 (increased from the previously expected range of 1,360,000 to 1,370,000)
Conference Call & Webcast
Ancestry.com will host a conference call with analysts and investors today at 3:00 p.m. MT (5:00 p.m. ET). An accompanying slide presentation and a live webcast of the conference call will be available at the investor relations section of the Ancestry.com Web site, http://ir.ancestry.com/. Participants can also access the conference call by dialing 888-228-5271 (within the United States), or 913-312-1299 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available approximately two hours after the call has ended and will be available through Friday, November 5, 2010. To access the replay, dial 888-203-1112 (within the United States), or 719-457-0820 (international callers) and enter the replay passcode 4570615. The webcast replay will also be available for 12 months on the investor relations section of the Ancestry.com Web site, http://ir.ancestry.com/, under Events and Presentations.
Use of Non-GAAP Measures
Management believes that adjusted EBITDA and free cash flow are useful measures of operating performance because they exclude items that we do not consider indicative of our core performance. In the case of adjusted EBITDA, we adjust net income for such things as interest, taxes, stock-based compensation and certain non-cash and non-recurring items. Free cash flow subtracts from adjusted EBITDA the capitalization of content database costs, capital expenditures and cash paid for income taxes and interest expense. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to the GAAP equivalents of these non-GAAP measures is contained in tabular form on the attached unaudited financial statements.
Our management uses adjusted EBITDA and free cash flow as measures of operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of our business; to evaluate the effectiveness of our business strategies; to provide consistency and comparability with past financial performance; to facilitate a comparison of our results with those of other companies; and in communications with our board of directors concerning our financial performance. We also use adjusted EBITDA and have used free cash flow as factors when determining management’s incentive compensation.
About Ancestry.com
Ancestry.com Inc. (Nasdaq: ACOM) is the world’s largest online family history resource, with nearly 1.4 million paying subscribers. More than 5 billion records have been added to the site in the past 14 years. Ancestry users have created more than 20 million family trees containing over 2 billion profiles. Ancestry.com has local Web sites directed at nine countries that help people discover, preserve and share their family history, including its flagship Web site at www.ancestry.com.
Forward-looking Statements
This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,”

“designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. These statements include statements describing our subscriber base, our reach, our activities to enhance subscribers’ experience, our activities to promote our products, our business outlook, our leadership position and our opportunities and prospects for growth, including growth in revenues and adjusted EBITDA. These forward-looking statements are based on information available to us as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond our control. In particular, such risks and uncertainties include difficulties encountered in integrating acquired businesses and retaining customers, and the additional difficulty of integration when continuing the acquired operation; failure of our products to continue to meet customer demand; the adverse impact of competitive product announcements; failure of the second season of Who Do You Think You Are? to yield results comparable to the first season; failure to achieve anticipated revenues and operating performance; changes in overall economic conditions; the loss of key employees; competitors’ actions; pricing and gross margin pressures; inability to control costs and expenses; and significant litigation.
Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, and in discussions in other of our SEC filings.
These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Ancestry.com Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$64,085	$66,941
Restricted cash	2,441	2,181
Short-term investments	16,004	33,331
Accounts receivable, net	4,398	5,860
Income tax receivable	2,912	2,017
Deferred income taxes	1,572	8,797
Prepaid expenses and other current assets	4,972	5,380

Total current assets	96,384	124,507
Property and equipment, net	19,378	19,430
Content database costs, net	55,301	49,650
Intangible assets, net	33,107	41,484
Goodwill	290,356	285,466
Other assets	1,402	2,811

Total assets	$495,928	$523,348

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,857	$6,877
Accrued expenses	27,401	18,850
Escrow liability	2,029	1,763
Deferred revenues	90,583	69,711
Current portion of long-term debt	—	28,416

Total current liabilities	128,870	125,617
Long-term debt, less current portion	—	71,609
Deferred income taxes	24,728	30,117
Other long-term liabilities	1,834	1,115

Total liabilities	155,432	228,458
Commitments and contingencies Stockholders’ equity:
Common stock	44	42
Additional paid-in capital	293,263	272,513
Accumulated other comprehensive income (loss)	519	(41)
Retained earnings	46,670	22,376

Total stockholders’ equity	340,496	294,890

Total liabilities and stockholders’ equity	$495,928	$523,348

Ancestry.com Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	3 Months Ended		9 Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(unaudited)		(unaudited)
Revenues:
Subscription revenues	$74,239	$52,603	$204,343	$152,506
Product and other revenues	5,076	4,384	13,853	12,287

Total revenues	79,315	56,987	218,196	164,793
Costs of revenues:
Cost of subscription revenues	11,267	10,033	33,996	29,755
Cost of product and other revenues	1,155	1,389	3,929	4,213

Total cost of revenues	12,422	11,422	37,925	33,968

Gross profit	66,893	45,565	180,271	130,825
Operating expenses:
Technology and development	10,528	9,142	30,447	26,690
Marketing and advertising	24,125	14,240	71,061	44,226
General and administrative	9,141	10,229	24,915	24,569
Amortization of acquired intangible assets	3,791	4,052	11,149	12,165

Total operating expenses	47,585	37,663	137,572	107,650

Income from operations	19,308	7,902	42,699	23,175
Interest expense	(2,187)	(1,428)	(4,896)	(4,784)
Interest income	201	48	340	746
Other income, net	401	4	398	14

Income before income taxes	17,723	6,526	38,541	19,151
Income tax expense	(5,914)	(2,485)	(14,247)	(6,927)

Net income	$11,809	$4,041	$24,294	$12,224

Net income per common share
Basic	$0.27	$0.11	$0.56	$0.32

Diluted	$0.24	$0.10	$0.50	$0.30

Weighted average common shares outstanding
Basic	43,984	38,327	43,075	38,283

Diluted	48,774	41,059	48,186	40,096

Reconciliation of adjusted EBITDA and free cash flow to net income:
Net Income	$11,809	$4,041	$24,294	$12,224
Interest expense, net	1,986	1,380	4,556	4,038
Income tax expense	5,914	2,485	14,247	6,927
Depreciation expense	2,751	2,762	8,355	8,092
Amortization expense	5,691	5,805	16,713	17,346
Stock-based compensation	1,275	1,462	3,541	4,265
Other income, net	(401)	(4)	(398)	(14)

Adjusted EBITDA	$29,025	$17,931	$71,308	$52,878

Capitalization of content database costs	(3,393)	(2,183)	(8,534)	(5,855)
Purchase of property and equipment	(4,269)	(1,415)	(7,897)	(7,566)
Cash paid for interest	(1,051)	(1,208)	(2,528)	(6,624)
Cash paid for income taxes	(164)	(4,029)	(6,345)	(8,985)

Free cash flow	$20,148	$9,096	$46,004	$23,848

Ancestry.com Inc.
Other Data

	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
Total Subscribers	1,376,974	1,310,562	1,211,978	1,066,123	1,028,180	990,959	959,411
Subscriber additions	251,738	290,589	279,100	165,241	159,795	160,394	188,561
Monthly churn	4.0%	4.3%	3.3%	3.6%	3.6%	3.8%	4.3%
Subscriber acquisition cost	$81.58	$74.04	$69.57	$85.21	$70.55	$73.27	$62.23
Average monthly revenue per subscriber	$17.75	$18.02	$16.70	$16.67	$16.48	$16.42	$16.46
For more information:

Investors:	Media:
Ancestry.com Inc.	Ancestry.com Inc.
Ryan Ostler	Heather Erickson
(801) 705-7942	(801) 705-7104
rostler@ancestry.com	herickson@ancestry.com